Exagen Inc. Reports Third Quarter 2024 Results

Expanded AVISE® CTD trailing twelve-month average selling price
Reduced Adjusted EBITDA loss for first three quarters of 2024
Revenue in line with expectations, excluding one-time adjustments

November 12, 2024

Carlsbad, Calif., – Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today reported financial results for the quarter ended September 30, 2024 and recent corporate updates.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
(in thousands, except ASP data)
Revenue	$12,507	$13,416	$41,986	$38,783
Gross margin	55.8%	57.4%	58.7%	54.9%
Operating expenses (including COGS)	$17,170	$18,485	$52,239	$56,473
Operating loss	$(4,663)	$(5,069)	$(10,253)	$(17,690)
Net loss	$(5,028)	$(5,415)	$(11,354)	$(18,116)
Adjusted EBITDA	$(4,024)	$(3,574)	$(7,614)	$(13,176)
Cash and cash equivalents	$22,035	$28,448	$22,035	$28,448
Trailing-twelve-month average selling price (ASP)	$404	$320	$404	$320

Q3 2024 Highlights and Recent Corporate Updates:

•Total revenue of $12.5 million in the third quarter of 2024, included the net negative impact of $1.2 million in one-time adjustments. Prior to these adjustments, revenue was in line with expectations.

•AVISE® CTD trailing twelve-month average selling price (ASP) of $404, a 26% increase over the trailing twelve-month ASP in the third quarter of 2023.

•Net Loss for the first three quarters of 2024 improved $6.8 million or 37% over the same period in 2023.

•Adjusted EBITDA loss for the first three quarters of 2024 improved $5.6 million or 42% over the same period in 2023.

•Cash and cash equivalents were $22.0 million as of September 30, 2024, with net cash burn for the quarter of $2.5 million.

•Analytical validation completed for novel biomarkers to enhance AVISE® CTD and submitted to NY State Department of Health for approval.

•Welcomed Jeff Black as Chief Financial Officer effective as of September 1, 2024.

"We've positioned ourselves for a strong finish to 2024 and laid the groundwork for an exciting 2025, as we look to add new proprietary biomarkers to enhance our flagship product, AVISE® CTD. We remain prudent with our cash as we drive towards profitable growth and continue to shape Exagen as an industry leader in novel autoimmune testing. This is the perfect time to have Jeff join our leadership team and I welcome him as we deliver on the potential that lies ahead,” said John Aballi, President and Chief Executive Officer.

2024 Selected Unaudited Interim Financial Results (in thousands)
Total revenue was $12.5 million (including the impact of $1.2 million in one-time adjustments) in the third quarter of 2024, and $42.0 million for the first three quarters of 2024, compared to $13.4 million in the third quarter of 2023 and $38.8 million for the first three quarters of 2023. Gross margin was 55.8% (including approximately 400 bps impact from one-time adjustments) in the third quarter of 2024, compared to 57.4% in the third quarter of 2023.

Operating expenses were $17.2 million in the third quarter of 2024, compared with $18.5 million in the third quarter of 2023. Operating expenses were $52.2 million in the first three quarters of 2024, compared to $56.5 million in the first three quarters of 2023.

Net loss was $5.0 million in the third quarter of 2024, compared to a net loss of $5.4 million in the third quarter of 2023. Net loss for the first three quarters of 2024 was $11.4 million compared, to $18.1 million in the first three quarters of 2023.
Adjusted EBITDA loss was $4.0 million in the third quarter of 2024, compared to a $3.6 million loss in the third quarter of 2023. Adjusted EBITDA loss through the first three quarters of 2024 was $7.6 million compared to a $13.2 million loss through the first three quarters of 2023.

As of September 30, 2024 cash and cash equivalents were $22.0 million and our accounts receivable balance was $9.4 million.

Reconciliations of non-GAAP adjusted EBITDA to GAAP net loss, the closest GAAP financial measures, are provided in the financial schedules that are part of this press release. An explanation of these non-GAAP financial measures is also included below under the heading “Use of Non-GAAP Financial Measures (unaudited).”

2024 Guidance
The Company now expects 2024 full-year revenue of $55 million to $56 million, primarily reflecting the impact of one-time adjustments in the third quarter, and reiterates adjusted EBITDA loss expectations of better than $12 million.

Conference Call

A conference call to review third quarter 2024 financial results and to provide a business update is scheduled for today, November 12, 2024 at 8:30 AM Eastern Time (5:30 AM Pacific Time). Interested parties may access the conference call by dialing (201) 389-0918 (U.S.) or (877) 407-0890 (international). Additionally, a link to a live webcast of the call will be available in the Investor Relations section of Exagen's website at investors.exagen.com.
Participants are asked to join a few minutes prior to the call to register for the event. A replay of the conference call will be available until Tuesday, November 26, 2024, at 11:59 PM Eastern Time (8:59 PM Pacific Time). Interested parties may access the replay by dialing (201) 612-7415 (U.S.) or (877) 660-6853 (international) using passcode 13749452. A link to the replay of the webcast will also be available in the Investor Relations section of Exagen's website.

Use of Non-GAAP Financial Measures (UNAUDITED)
In this release, we use the metrics of adjusted EBITDA, which is not calculated in accordance with generally accepted accounting principles in the United States (GAAP) and is a non-GAAP financial measure. Adjusted EBITDA excludes net loss interest income (expense), depreciation and amortization expense, and stock-based compensation expense.

We use adjusted EBITDA internally because we believe these metrics provide useful supplemental information in assessing our operating performance reported in accordance with GAAP. We believe adjusted EBITDA may enhance an evaluation of our operating performance because it excludes the impact of prior decisions made about capital investment, financing, investing and certain expenses we believe are not indicative of our ongoing performance. However, this non-GAAP financial measure may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes.

This non-GAAP financial measure is not meant to be considered in isolation or used as a substitute for net loss reported in accordance with GAAP, should be considered in conjunction with our financial information presented in accordance with GAAP, has no standardized meaning prescribed by GAAP, is unaudited, and is not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future, there may be other items that we may exclude for purposes of these non-GAAP financial measures, and we may in the future cease to exclude items that we have historically excluded for purposes of these non-GAAP financial measures. Likewise, we may determine to modify the nature of adjustments to arrive at these non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measure as used by us in this press release and the accompanying reconciliation table have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Accordingly, investors should not place undue reliance on non-GAAP financial measures.

About Exagen
Exagen Inc. (Nasdaq: XGN) is a leading provider of autoimmune diagnostics, committed to transforming care for patients with chronic and debilitating autoimmune conditions. Based in San Diego County, California, Exagen’s mission is to provide clarity in autoimmune disease decision making and improve clinical outcomes through its innovative testing portfolio. The Company’s flagship product, AVISE® CTD, enables clinicians to more effectively diagnose complex autoimmune conditions such as lupus, rheumatoid arthritis, and Sjögren’s syndrome earlier and with greater accuracy. Exagen’s laboratory specializes in the testing of rheumatic diseases, delivering precise and timely results, supported by a full suite of AVISE®-branded tests for disease diagnosis, prognosis, and monitoring. With a focus on research, innovation, education, and patient-centered care, Exagen is dedicated to addressing the ongoing challenges of autoimmune disease management.

For more information, please visit Exagen.com or follow @ExagenInc on X (formally known as Twitter).

Forward Looking Statements
Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Exagen’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: Exagen’s goals, strategies and ambitions; potential future financial and business performance; the potential utility and effectiveness of Exagen’s services and testing solutions; updates to be made to AVISE® CTD; potential shareholder value and growth and full-year 2024 guidance. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving its tests; changes in laws and regulations related to Exagen’s regulatory requirements; Exagen’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products among rheumatologists, patients, third-party payors and others in the medical community; Exagen’s ability to successfully execute on its business strategies; third-party payors not providing coverage and adequate reimbursement for Exagen’s testing products, including Exagen’s ability to collect on funds due; Exagen’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting Exagen’s business; and other risks described in Exagen’s prior press releases and Exagen’s filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in Exagen’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 18, 2024, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 12, 2024 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:
Ryan Douglas
Exagen Inc.
ir@exagen.com
760.560.1525

Exagen Inc.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenue	$12,507	$13,416	$41,986	$38,783
Operating expenses:
Costs of revenue	5,526	5,710	17,351	17,472
Selling, general and administrative expenses	10,163	11,375	31,169	35,212
Research and development expenses	1,481	1,400	3,719	3,789
Total operating expenses	17,170	18,485	52,239	56,473
Loss from operations	(4,663)	(5,069)	(10,253)	(17,690)
Interest expense	(562)	(557)	(1,671)	(1,769)
Interest income	197	211	570	1,343
Net loss	$(5,028)	$(5,415)	$(11,354)	$(18,116)
Net loss per share, basic and diluted	$(0.28)	$(0.31)	$(0.63)	$(1.03)
Weighted-average number of shares used to compute net loss per share, basic and diluted	18,254,937	17,692,603	18,127,549	17,626,686

Exagen Inc.
Unaudited Condensed Balance Sheets
(in thousands, except share and per share data)

	September 30, 2024	December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$22,035	$36,493
Accounts receivable, net	9,387	6,551
Prepaid expenses and other current assets	4,135	4,797
Total current assets	35,557	47,841
Property and equipment, net	4,855	5,201
Operating lease right-of-use assets	2,630	3,286
Other assets	563	616
Total assets	$43,605	$56,944
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,105	$3,131
Accrued and other current liabilities	6,177	7,531
Operating lease liabilities	1,065	976
Borrowings-current portion	430	264
Total current liabilities	8,777	11,902
Borrowings-non-current portion, net of discounts and debt issuance costs	19,823	19,231
Non-current operating lease liabilities	1,952	2,760
Other non-current liabilities	185	357
Total liabilities	30,737	34,250
Commitments and contingencies (Note 5)
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued or outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized as of September 30, 2024 and December 31, 2023; 17,520,335 and 17,045,954 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	18	17
Additional paid-in capital	303,420	301,893
Accumulated deficit	(290,570)	(279,216)
Total stockholders' equity	12,868	22,694
Total liabilities and stockholders' equity	$43,605	$56,944

Exagen Inc.
Reconciliation of Non-GAAP Financial Measures (UNAUDITED)
The table below presents the reconciliation of adjusted EBITDA, which is a non-GAAP financial measure. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding the Company's use of non-GAAP financial measures.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
(in thousands)
Adjusted EBITDA
Net loss	$(5,028)	$(5,415)	$(11,354)	$(18,116)
Other (Income) Expense	(197)	(211)	(570)	(1,343)
Interest Expense	562	557	1,671	1,769
Depreciation and amortization expense	422	604	1,309	1,660
Stock-based compensation expense	217	891	1,330	2,854
Adjusted EBITDA (Non-GAAP)	$(4,024)	$(3,574)	$(7,614)	$(13,176)